Exhibit 10.3

CONFIDENTIAL

In accordance with Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted because the information (i) is not material and (ii) would likely cause competitive harm to Nuvation Bio if publicly disclosed. The omissions have been indicated by “[**Redacted**]”.

LICENSE AND COMMERCIALIZATION AGREEMENT

This License and Commercialization Agreement (this “Agreement”), dated October 27th, 2023 (the “Effective Date”), is entered into by and between: AnHeart Therapeutics Inc., a Delaware corporation having its office and place of business at 777 3rd avenue, New York, NY 10017, USA (“AnHeart”); and Nippon Kayaku Co., Ltd., a Japanese corporation having its office and place of business at 1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, Japan (“NK”). AnHeart and NK are each referred to herein by name, individually as a “Party”, or collectively as the “Parties”.

RECITALS:

WHEREAS, AnHeart owns or controls certain rights to the Licensed Compound (hereinafter defined);

WHEREAS, NK desires to commercialize products containing the Licensed Compound for therapeutic uses in humans for cancer treatment in the Territory (hereinafter defined); and

WHEREAS, AnHeart desires to grant to NK, and NK desires to obtain from AnHeart, an exclusive license and sublicense to commercialize the Licensed Compound in the Territory on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set forth herein, the Parties agree as follows:

1. Definitions.

As used in this Agreement, each capitalized term used herein shall have the meaning set forth below unless context clearly and unambiguously dictates otherwise.

1.1 “Abandoned AnHeart Patent” has the meaning set forth in Section 9.2.1.

1.2 “Affiliate” means, with respect to a legal person or entity, any other legal person or entity that controls, is controlled by or is under common control with such legal person or entity, for so long as such control exists. For purposes of this definition only, “control” shall mean: (a) beneficial ownership (direct or indirect) of more than fifty percent (50%) of the shares of the person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); or (b) the de facto ability to control or direct the management of such person or entity.

1.3 “AnHeart” has the meaning set forth in the preamble.

1.4 “AnHeart Cure Period” has the meaning set forth in Section 13.3.1.

CONFIDENTIAL

1.5 “AnHeart Know-How” means any Know-How Controlled by AnHeart or any of its Affiliates as of the Effective Date or at any time during the Term that is related to the Licensed Compound or any Licensed Product(s) and the exploitation thereof in the Territory.

1.6 “AnHeart Patents” means any Patent Controlled by AnHeart or any of its Affiliates as of the Effective Date or at any time during the Term with a Valid Claim Covering the Licensed Compound or any Licensed Product, or that are otherwise reasonably necessary or useful for Commercializing the Licensed Compound or any Licensed Product in the Territory, or that would otherwise Cover manufacturing, using, selling, offering for sale, importing, or otherwise exploiting the Licensed Compound or any Licensed Product in the Territory. The AnHeart Patents as of the Effective Date in the Territory are set forth in Exhibit A.

1.7 “Anti-Bribery Requirement” means any Applicable Law, the principal purpose of which is to address prohibitions on bribery or other unlawful payments in the Territory, including the Foreign Corrupt Practices Act in the US and all equivalent laws in any other applicable jurisdiction.

1.8 “Applicable Law” means any law, statute, ordinance, code, rule or regulation that has been enacted by a Governmental Authority (including, without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.9 “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks located in the United States or Japan are authorized or required by law to remain closed.

1.10 “Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.11 “Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31 of the Calendar Year in which the Effective Date is encompassed and the last year of the Term shall begin on January 1 of the last Calendar Year of the Term and end on the last day of the Term.

1.12 “Combination Product(s)” means any pharmaceutical product which (a) as a single formulation, comprises the Licensed Product and one or more additional active pharmaceutical or biologic ingredients approved by a Regulatory Authority and is suitable for sale as a distinct product in the Territory, or (b) in a single package or container intended for coordinated use and sold for a single price, comprises the Licensed Product and one or more additional active pharmaceutical or biologic ingredients approved by a Regulatory Authority in the Territory.

1.13 “Commercially Reasonable Efforts” means, with respect to a Party, those efforts and resources, as applicable, relating to a certain activity or activities, including, without limitation, the research, development and commercialization of a product, which a reasonably comparable pharmaceutical company would use for a product owned by it, or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

CONFIDENTIAL

1.14 “Commercialization” or “Commercialize” means any activities associated with using, marketing, promoting, distributing, offering for sale or selling and importing Licensed Product(s) and shall include activities (a) related to packaging or product labelling or (b) required to fulfill ongoing regulatory obligations after receipt of Marketing Approval.

1.15 “Commercial Supply Agreement” has the meaning set forth in Section 6.2.

1.16 “Competing Product” means (a) any pharmaceutical product other than a Licensed Product that is [**Redacted**].

1.17 “Confidential Information” has the meaning provided in Section 10.1.

1.18 “Control”, when used in reference to intellectual property rights, means possession of the ability (whether by license or ownership, or through an Affiliate having possession by license or ownership) to grant a license or sublicense under such intellectual property rights within the scope set forth in this Agreement, without violating the terms of any written agreement with any Third Party. “Controlled” has corelative meaning.

1.19 “Cover”, “Covering” or “Covered” means, with respect to a Patent, that, but for ownership by or a license granted to a Party under a Valid Claim included in such Patent, the practice by such Party of an invention claimed in such Patent would infringe such Valid Claim (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.20 “Development” or “Develop” means non-clinical, clinical and regulatory activities with respect to the Licensed Compound, the Licensed Product(s) or companion diagnostics therefor, including (a) investigator-initiated trials, (b) the submission of filings with applicable Regulatory Authorities to seek Marketing Approval, and (c) clinical trials conducted after Marketing Approval.

1.21 “DMF” means a Drug Master File as more fully defined in 21 C.F.R. §314.420 in the United States or similar documents filed with a Regulatory Authority in another jurisdiction.

1.22 “DS License Agreement” means that certain Third Party License by and between AnHeart and Daiichi Sankyo Company, Limited, dated as of December 7, 2018 and any amendment thereof.

1.23 “Effective Date” has the meaning set forth in the preamble.

1.24 “Extending” means taking any actions to extend the term of a Patent, including preparing and filing requests for patent term extensions, supplemental protection certificates, pediatric exclusivity or similar protections. “Extend” and “Extension” have correlative meaning.

1.25 “Field” means the prevention, or treatment of any indication in humans.

1.26 “First Commercial Sale” means the date on which the Licensed Product is first sold by NK, its Affiliate or Sublicensees to Third Parties for use or consumption by end users in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in the Territory, excluding (a) any sale for to an Affiliate or Sublicensee, unless such Affiliate or Sublicensee is the last person or entity in the distribution chain of the Licensed Product; or (b) any use of such Licensed Product in clinical trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party, or disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use, or samples if no monetary consideration is received for such use or transfer.

CONFIDENTIAL

1.27 “GCP” means the then current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the FDA, European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than the ICH guidelines.

1.28 “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in 21 C.F.R. part 58, as amended from time to time, or guidance documents promulgated thereunder, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in any applicable jurisdiction.

1.29 “GMP” means the applicable then-current quality assurance standards that ensure that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Annex 16, Japanese drug manufacturing regulations, ICH guidelines, and other applicable guidance or equivalent laws in other jurisdictions.

1.30 “Governmental Authority” means any agency, department, authority, body, institution or other instrumentality of any national, state, country, city or other political subdivision.

1.31 “GxP” means, collectively, all applicable good practice quality guidelines and regulations, encompassing such internationally recognized standards as GMP, Good Clinical Practice (GCP), GLP, Good Distribution Practice (GDP), Good Quality Practice (GQP), Good Vigilance Practice (GVP), Good Post-Marketing Study Practice (GPSP), Good Review Practice (GRP), and any other applicable practice, in each case (a) as such terms are defined from time to time by the FDA or other applicable Governmental Authorities pursuant to its regulations, guidelines or otherwise and (b) applicable from time to time to the Development, manufacturing, Commercialization, importing or other exploitation of the Licensed Compound or Licensed Product(s) or any intermediate thereof pursuant to Applicable Law.

1.32 “Indemnify” is defined in Section 12.1

1.33 “Initial Indication” means ROS1 positive non-small cell lung cancer.

1.34 “Invention” means any new or useful process, machine, manufacture, or composition of matter relating to or comprising the Licensed Compound or a Licensed Product, and any improvement, enhancement, modification, or derivative work to any Licensed Technology that is conceived or first reduced to practice or first demonstrated to have utility during the Term in connection with either Parties’ activities with respect to the Licensed Compound and Licensed Product(s).

1.35 “Know-How” means confidential and/or proprietary technical or business information, including (a) any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, instructions, processes, formulations, formulae, methods, protocols, expertise, knowledge, know-how, inventions, discoveries, improvements, trade secrets, skill, experience, test data including pharmacological, pharmaceutical, physical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data (including patient report forms, preliminary and final investigators’ reports, statistical analyses, expert opinions and reports, safety and other electronic databases, Regulatory Filings and communications, and the like), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information and descriptions, results and data and (b) any proprietary biological, chemical or physical materials, that exists as of the Effective Date or is discovered, developed or acquired during the Term, and whether patentable or unpatentable. Know-How does not include any Patents.

CONFIDENTIAL

1.36 “Licensed Compound” means the compound claimed in the AnHeart Patent set forth in Exhibit A, which is identified by the internal AnHeart compound code AB-106 or INN name taletrectinib with the molecular structure set forth in Exhibit A, and any salts, hydrates, solvates, esters, and stereoisomers of such Licensed Compound.

1.37 “Licensed Product” means any product developed by AnHeart that contains the Licensed Compound, whether alone or in combination with other active pharmaceutical ingredient(s). Licensed Products include Combination Products.

1.38 “Licensed Technology” means the AnHeart Patents and the AnHeart Know-How.

1.39 “MAH” means the holder of a Marketing Approval.

1.40 “Marketing Approval” means, with respect to a Licensed Product or companion diagnostic, all approvals, licenses, registrations, or authorizations of each Regulatory Authority that is necessary for the manufacturing, use, storage, import, transport, sale, offer for sale and other exploitation of such Licensed Product or companion diagnostic in the Territory, but excluding pricing or reimbursement approval where governmental approval is required for pricing, or for the Licensed Product or companion diagnostic to be reimbursed by national health insurance in the Territory.

1.41 “Medical Affairs Activities” means activities directed to health care practitioners, such as physicians, pharmacists, nurse practitioners, and any other individual or entity that is a health care practitioner (as determined in accordance with the Applicable Laws), to provide each such health care practitioner with objective, scientific information to educate and inform, whether such information is provided directly, through congresses or venues for peer-to-peer scientific discourse, or otherwise.

1.42 “NDA” means a new drug application filed with the Regulatory Authority in the Territory to obtain permission to administer a Licensed Product to humans.

1.43 “Net Sales” means the gross amounts invoiced for Licensed Product sold by NK, its Affiliates or Sublicensees (each a “Selling Party”) in finished product form, packaged and labeled for sale in arm’s length transactions to Third Parties under this Agreement, less the following deductions from such gross amounts:

(a) normal and customary trade, cash and other discounts and allowances actually allowed by the Selling Party and taken by the customer;

(b) credits, price adjustments or allowances actually granted to the customer for damaged goods, returns or rejections of a Licensed Product;

(c) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of a Licensed Product (including value added taxes or other governmental charges, but excluding any income taxes), to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

CONFIDENTIAL

(d) chargeback payments, rebates, fees, and other adjustments, including those granted on price adjustments, billing errors, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health insurance carriers or other institutions, including those paid in connection with such sales to any governmental entity; and

(e) any invoiced freight, shipping, insurance and other transportation charges.

1.43.1 Net Sales does not include samples or Licensed Product for compassionate use and the like; for the avoidance of doubt, the Licensed Product for compassionate use shall include Licensed Products donated under any patient assistance program.

1.43.2 Net Sales, as set forth in this definition, will be calculated by applying the Selling Party’s standard accounting practices, in accordance with generally accepted accounting principles, used by the Selling Party, as consistently applied in its respective audited financial statements.

1.43.3 In the event that the Licensed Product is sold as part of a Combination Product, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Licensed Product when sold separately in finished form, and B is the weighted average sale price of the other active pharmaceutical or biologic ingredient(s) sold separately in finished form. In the event that the weighted average sale price of either the Licensed Product or the other active pharmaceutical or biologic ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Licensed Product, for the purposes of determining royalty payments, shall be determined by the Parties through negotiation in good faith.

1.43.4 Sales between or among NK, its Affiliates and Sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by NK, its Affiliates or Sublicensees.

1.43.5 If NK, or its Affiliate sells or transfers units of a Licensed Product in conjunction with any other product, and in so doing sells or transfers such units for an amount less than the sum of the weighted average selling price for such units of such Licensed Product sold separately, for the purposes of determining Net Sales from such sales or transfers, Net Sales shall be, subject to the deductions from gross amounts provided in Section 1.43 (a) to (e) above, based upon the price of such Product sold to a similar size customer ordering a similar volume of units of the Licensed Product under similar terms and conditions, but sold separately.

1.44 “New Indication” means with respect to a Licensed Product, any prophylactic or therapeutic use for a particular disease or condition other than the Initial Indication, [**Redacted**]

CONFIDENTIAL

1.45 “NK” has the meaning set forth in the preamble.

1.46 “NK Know-How” means Know-How, including any Invention, that is related to the Licensed Compound or the Licensed Product(s) and conceived, discovered, developed, made and/or reduced to practice by or on behalf of employees, agents, or consultants of NK, its Affiliates or its or their Sublicensees during the Term.

1.47 “NK Patents” means Patents (a) with a Valid Claim Covering an Invention that is related to the Licensed Compound or the Licensed Product(s), or that is otherwise necessary for Commercialization of the Licensed Compound or the Licensed Product(s)), or that would otherwise Cover manufacturing, using, selling, offering for sale, or importing of the Licensed Product(s), and (b) that is conceived, discovered, developed, made and/or reduced to practice by or on behalf of employees, agents, or consultants of NK, its Affiliates or Sublicensees during the Term.

1.48 “NK Related Parties” has the meaning set forth in Section 13.5.1(d).

1.49 “NK Technology” means the NK Patents and the NK Know-How.

1.50 “Patents” means any of the following: (a) any issued and unexpired patent, including without limitation, any inventor’s certificate, substitution, extension, re-registration, confirmation, reissue, re-examination, re-validation, renewal or any similar governmental grant for protection of inventions (including, but not limited to, patent term extensions, pediatric exclusivity or supplementary protection certificate) and all other post-grant forms of any of the foregoing; (b) any patent application including, without limitation, any continuation, divisional, substitution, continuation-in-part, provisional applications converted provisional applications and all other pre-grant forms of any of the foregoing; and (c) all foreign counterparts of any of the foregoing.

1.51 “Prosecuting” means preparing, filing, prosecuting, obtaining the issuance of, maintaining and/or renewing a Patent. “Prosecute” and “Prosecution” have correlative meaning.

1.52 “Quality Agreement” has the meaning set forth in Section 6.3.

1.53 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, or other governmental entity with authority over the research, development, manufacture, commercialization, or other use (including the granting of Marketing Approvals) of the Licensed Product(s) in the Territory.

1.54 “Regulatory Filings” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including the DMF, any orphan drug designation application, any NDAs, application for Marketing Approval, Marketing Approvals, any safety-related filings, and all other filings, reports or correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to the Licensed Product in the Territory.

1.55 “Regulatory Milestone Payment” has the meaning provided in Section 8.2.

1.56 “Royalty Payment” has the meaning set forth in Section 8.4.

1.57 “Royalty Report” has the meaning set forth in Section 8.6.

1.58 “Royalty Term” has the meaning set forth in Section 8.5.

1.59 “Rules” has the meaning set forth in Section 14.2(a).

CONFIDENTIAL

1.60 “Sales Milestone Payment” has the meaning provided in Section 8.3.

1.61 “Sublicense” means an agreement into which NK enters with an Affiliate or Third Party for the purpose of (a) granting certain rights under the Licensed Technology, including without limitation the AnHeart Patents set forth in Exhibit A or AnHeart Know-How or (b) forbearing the exercise of any rights granted to NK under this Agreement.

1.62 “Sublicensee” means a Third Party with whom NK enters into a Sublicense.

1.63 “Term” has the meaning provided in Section 13.1.

1.64 “Territory” means Japan.

1.65 “Third Party” means any legal person or entity other than a Party or an Affiliate of a Party.

1.66 “Upfront Payment” has the meaning provided in Section 8.1.

1.67 “U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.68 “Valid Claim” means any claim of an [**Redacted**].

1.69 “Wind-Down Period” has the meaning set forth in Section 13.5.1(d).

2. License Grants.

2.1 Scope of Grant. In consideration of and subject to the terms and conditions of this Agreement, AnHeart grants to NK a sublicensable (subject to Section 2.2), royalty-bearing, exclusive (even as to AnHeart and its Affiliates) right and license or sublicense, as applicable, under the Licensed Technology to: (i) Commercialize the Licensed Product(s) in the Field and in the Territory and (ii) research, Develop and Commercialize the Licensed Compound or Licensed Product for New Indications in the Territory at NK’s sole cost and expense, provided that the foregoing right and license to research, Develop and Commercialize the Licensed Compound or Licensed Product for New Indications in the Territory ((ii) above) shall be subject to AnHeart’s prior approval of a written Development plan for such New Indication, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Parties acknowledge and agree that AnHeart retains the exclusive right under the Licensed Technology to (i) make and have made, the Licensed Compound and Licensed Product(s) in the Territory and (ii) research and Develop the Licensed Compound or Licensed Product for any New Indication that NK decides not to Develop in the Territory.

2.2 Sublicense. NK may grant Sublicenses of its rights under Section 2.1 to its Affiliates and Third Parties; provided, however, that NK shall obtain the prior written consent of AnHeart which consent shall not be unreasonably withheld or delayed. NK shall ensure that each Sublicensee is bound by a written Sublicense that is consistent with, and expressly made subject to the applicable terms and conditions of this Agreement. NK shall be liable to AnHeart for any material breach of the terms of this Agreement by a Sublicensee without regard to whether AnHeart consents to such Sublicense.

CONFIDENTIAL

2.3 Third Party Licenses.

2.3.1 AnHeart will remain responsible for and shall satisfy all obligations arising under licenses from Third Parties (each, a “Third Party License”) executed prior to the Effective Date. AnHeart will also [**Redacted**] and shall be responsible for all obligations arising under such Third Party Licenses at AnHeart’s sole cost and expense. NK shall be responsible for obtaining any Third Party Licenses that are necessary for Commercialization of the Licensed Product [**Redacted**] in the Territory and shall be responsible for all obligations arising under such Third Party Licenses at NK’s sole cost and expense.

2.3.2 In the event that the DS License Agreement is terminated in whole or in part with respect to the Licensed Compound in the Territory, NK, its Affiliates or Sublicensees may negotiate a direct license of the right to continue to use the Licensed Technology licensed to AnHeart under the DS License Agreement to the full extent contemplated by this Agreement (a “Direct License”) and AnHeart will cooperate in good faith with respect to such negotiations. If NK obtains a Direct License, NK shall [**Redacted**]

2.4 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent, or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed, or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

3. Development for New Indications.

In NK’s [**Redacted**] and at its sole cost and expense, subject to Section 2.1, NK shall be responsible for the Development and Commercialization of the Licensed Compound or Licensed Product(s) in the Field in the Territory for any New Indications.

4. Regulatory Responsibilities.

4.1.1 General. NK or its local agent shall be responsible for seeking, obtaining, and maintaining Marketing Approval (and required registration of Japanese Accepted Names for Pharmaceuticals (JAN)) and pricing and reimbursement approvals for all Licensed Products in the Territory, at NK’s sole cost and expense (including such costs and expenses associated with approval of New Indications of the Licensed Product(s)). NK or its local agent shall hold and own all Regulatory Filings including the Marketing Approval in the Territory as MAH in the Territory. Without limiting the foregoing, subject to the terms and conditions of this Agreement, NK shall be responsible, at its sole cost and expense, for (i) any pre-NDA consultation with the Regulatory Authorities, (ii) the filing of all other Regulatory Filings including application for orphan drug designation, (iii) responding to inquiries and correspondence from the Regulatory Authorities with regard to such other Regulatory Filings and (iv) the submission of all required reports throughout Development, manufacture and Commercialization of the Licensed Product(s), in each case ((i) through (iv)) in or for the Territory, in compliance with all Applicable Laws. At the reasonable request and sole cost and expense of NK, AnHeart will reasonably assist NK in connection with NK’s activities under this Section 4.1.1 with respect to the Licensed Product in the Field in the Territory, including providing necessary documents or other materials required by Applicable Law; provided that, AnHeart will not unreasonably withhold, condition or delay such assistance. AnHeart may opt to provide guidance and support as appropriate on the strategic planning related issues in the Territory for the Licensed Product(s), including with respect to the strategy for interactions with the Regulatory Authorities and any Regulatory Filings.

CONFIDENTIAL

4.1.2 Regulatory Exclusivity. If NK decides to seek regulatory and/or data exclusivity for a Licensed Product for the Initial Indication or any New Indication in the Territory, NK will be responsible, at its sole expense, for preparing and filing such requests with the applicable Regulatory Authority. AnHeart will, upon NK’s reasonable request, provide reasonable support to NK in preparing and filing such requests at NK’s cost.

4.1.3 Medical Affairs. NK will, at its sole cost, be responsible for the execution of Medical Affairs Activities including investigator-initiated trials with respect to Licensed Product(s) in the Territory separate from or in accordance with AnHeart’s global medical affairs strategy.

4.2 Right of Reference. AnHeart hereby grants to NK a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in the Territory, to any data, including AnHeart’s clinical dossiers, Controlled by AnHeart that relates to any Licensed Product(s) for use by NK, its Affiliates and Sublicensees to Commercialize Licensed Product(s) in the Field in the Territory pursuant to this Agreement. If the Licensed Product is Developed for any New Indications, NK hereby grants to AnHeart a Right of Reference or an equivalent right of access/reference outside the Territory, to any data, including NK’s clinical dossiers, Controlled by NK that relates to any Licensed Product(s) for use by AnHeart and its Affiliates to Commercialize Licensed Product(s) in the Field outside the Territory for such New Indication. The Party granting such Right of Reference shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required or otherwise provide appropriate notification of such right of such other Party to the applicable Regulatory Authority.

4.3 Pharmacovigilance Agreement. AnHeart or its agent shall, at AnHeart’s sole cost and expense, establish and maintain in compliance with Applicable Law the global safety database for the Licensed Product(s), and be responsible for entering information on all adverse events concerning each Licensed Product(s) occurring anywhere in the world, including the Territory, into such global safety database in compliance with all Applicable Laws. In the case that NK, its Affiliate, or Sublicensee obtains information concerning pharmacovigilance data (e.g., safety information regarding case reports, a product labeling change, safety measures and others) for the Licensed Product(s), NK shall notify AnHeart of such information. The details of this notification procedure shall be set forth in a pharmacovigilance agreement which shall be executed by the Parties within a reasonable time after the Effective Date.

5. Technology Transfer.

Promptly after the Effective Date, AnHeart will transfer to NK or to a contract research organization selected by NK and reasonably approved by AnHeart, (such approval not to be unreasonably withheld, conditioned or delayed), all AnHeart Know-How and documents necessary to Commercialize any Licensed Product(s) in the Field in the Territory, including such AnHeart Know-How as is set forth on Exhibit B hereto, and provide NK with a copy of all embodiments of the AnHeart Know-How in a format reasonably accessible to NK. Such transfer will be effected through a virtual data room or other reasonable means as determined by the Parties. Any such transfer shall incur no additional costs in connection with the Initial Indication. However, in connection with any New Indications, NK shall be responsible for reasonable costs incurred by AnHeart for such transfer.

CONFIDENTIAL

6. Commercialization.

6.1 General; Diligence.

6.1.1 NK shall be solely responsible for Commercialization of each Licensed Product in the Field in the Territory during the Term, at its own cost and expense. NK shall financially book all sales of the Licensed Product in the Territory. Subject to the terms and conditions of this Agreement, including AnHeart’s compliance with its obligations under the Commercial Supply Agreement (as defined below) and Section 2.3, upon Marketing Approval of a Licensed Product(s) in the Territory for the Initial Indication, NK shall, either directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize at least [**Redacted**] Licensed Product in the Field in the Territory in accordance with the approved labeling therefor.

6.1.2 Upon AnHeart’s reasonable request in writing, NK shall provide AnHeart with an opportunity to review any promotional materials (including without limitation the artwork and patient leaflets, and materials used on the Internet and social media), packaging or product labelling for the Licensed Product(s) that NK intends to use in the course of the Commercialization of the Licensed Product(s) in the Territory and NK shall consider in good faith any comments provided by AnHeart.

6.2 Commercial Supply Agreement. AnHeart will manufacture and supply all Licensed Compound and Licensed Product(s) in compliance with the terms and conditions set forth in a commercial supply agreement executed by the Parties as soon as practicable, but no later than [**Redacted**] calendar days (or such other longer period mutually agreed between the Parties in writing) after the Effective Date (the “Commercial Supply Agreement”). Subject to the terms of such Commercial Supply Agreement, AnHeart will be responsible for manufacturing and supplying all of the Licensed Compound and Licensed Product(s) in such quantities as are necessary for further Development and Commercialization of Licensed Product(s) by NK in the Territory and will have full decision-making authority related thereto. AnHeart will supply the Licensed Product in bulk capsules to NK at [**Redacted**], the foregoing price being exclusive of any transportation, import taxes, export taxes and insurance fees and being subject to adjustment due to market and regulatory conditions, as further defined in the Commercial Supply Agreement.

6.3 Quality Agreement. Prior to manufacturing the final packaged product for the First Commercial Sale of the first Licensed Product for the Territory, NK, AnHeart and/or its local agent shall enter into a quality agreement setting forth the responsibilities and procedures associated with the Licensed Compound and/or the Licensed Product(s) regarding recalls, changes, deviations, complaint handling, quality-specific audit rights with respect to compliance with all applicable GxP and other quality-related matters (the “Quality Agreement”).

6.4 Exchange of Information. The Parties may from time-to-time exchange information necessary or useful for the Commercialization of the Licensed Compound or Licensed Product inside or outside the Territory including any updates of the research and development of companion diagnostics. Each Party shall designate a contact person for such exchange of information and provide the other Party with the contact information of such person.

CONFIDENTIAL

7. Companion Diagnostics.

AnHeart shall use Commercially Reasonable Efforts to Develop a companion diagnostic for use with the Licensed Product(s) in the Territory with [**Redacted**] or such other companion diagnostic company designated by AnHeart.

8. Payments.

8.1 Upfront Payment. NK will pay AnHeart a non-refundable, non-creditable payment of forty million US Dollars ($US40,000,000) (the “Upfront Payment”). AnHeart shall issue an invoice for the Upfront Payment to NK promptly on or after the Effective Date and NK will pay such invoice pursuant to Section 8.7.

8.2 Regulatory Milestone Payment. NK will pay AnHeart a non-refundable, non-creditable payment of twenty-five million US dollars (US$25,000,000) following the first [**Redacted**] for a Licensed Product in the Territory (the “Regulatory Milestone Payment”). Within [**Redacted**] Business Days of achievement of such milestone, NK will notify AnHeart of such achievement and AnHeart shall issue an invoice for the Regulatory Milestone Payment to NK promptly on or after such establishment. NK will pay such invoice pursuant to Section 8.7. In no case shall the Regulatory Milestone Payment be paid more than once.

8.3 Sales Milestone Payments. NK will pay to AnHeart the following non-refundable, non-creditable payments upon the first achievement of the following levels of annual Net Sales of all Licensed Product(s) in the Territory (each a “Sales Milestone Payment”). Within [**Redacted**] calendar days after the applicable Calendar Year where such annual Net Sales are achieved, NK will notify AnHeart of such achievement and AnHeart shall issue an invoice for the Sales Milestone Payment to NK promptly on or after the close of the Calendar Year in which the documented event has been achieved. NK will pay such invoice pursuant to Section 8.7. In no case shall any Sales Milestone Payment be paid more than once.

Annual Net Sales in the Territory	Payment Amount (US Dollars)

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]

8.4 Royalty Payments. NK will pay AnHeart a [**Redacted**] royalty on all Net Sales of all Licensed Product(s) in the Territory (the “Royalty Payment”). Royalties owed to AnHeart will be calculated for all Licensed Product(s) sold in the Territory in aggregate, subject to the methodology for calculating Net Sales of a Licensed Product when the Licensed Product is sold as part of a Combination Product as described in Section 1.43.3. AnHeart shall issue an invoice for the Royalty Payment to NK promptly after receipt of the Royalty Report and NK will pay such invoice pursuant to Section 8.7.

CONFIDENTIAL

8.5 Term of Royalty Payments. On a Licensed Product-by-Licensed Product basis, NK’s obligation to pay royalties under Section 8.4 above shall be payable during the period of time commencing on the date of the First Commercial Sale of such Licensed Product in the Territory and continuing until the date of the first sale of the first generic of such Licensed Product for which a drug reimbursement price is established in the Territory (the “Royalty Term”). Notwithstanding the foregoing, if the Royalty Term expires before the expiration of the period during which AnHeart has an obligation to pay royalties under the DS License Agreement, NK’s obligation to pay royalties under Section 8.4 above shall continue for such period to the extent necessary for AnHeart to satisfy such royalty obligations. In the event that the Royalty Term expires before the expiration of such royalty period under the DS License Agreement, upon reasonable request from time to time by NK, AnHeart shall provide NK with a certificate signed by a duly authorized representative of AnHeart setting forth AnHeart’s good faith basis that it continues to have an obligation to pay royalties under the DS License Agreement.

8.6 Royalty Reports. Within [**Redacted**] calendar days after the close of the Calendar Quarter during which the corresponding Net Sales are recognized, NK will deliver a report (a “Royalty Report”) specifying in the aggregate: (a) Net Sales; and (b) royalties payable. NK will deliver a forecast of Net Sales and royalties to be paid to AnHeart for each of the next [**Redacted**] Calendar Quarters within [**Redacted**] calendar days from the beginning of NK’s fiscal year. NK shall send the first such report within [**Redacted**] calendar days of receiving the first Marketing Approval in the Territory which will include Net Sales for the next [**Redacted**] Calendar Quarters.

8.7 Payment Schedule. All payments under this Agreement, including the Regulatory Milestone Payment, all Sales Milestone Payments and all Royalty Payments, will be due after [**Redacted**] calendar days of receipt of the invoice by NK from AnHeart except that the Upfront Payment shall be due after [**Redacted**] Business Days of receipt of the invoice by NK from AnHeart. For clarity, all invoices may be delivered electronically by email.

8.8 Payment Method. All payments due to AnHeart under this Agreement will be made by bank wire transfer in immediately available funds to an account shown in invoices to be issued to NK. All payments hereunder shall be made in the legal currency of the United States. All references to “$” or “Dollars” herein refer to U.S. Dollars and all references to “¥” or “JPY” refer to Japanese Yen. NK shall be responsible for paying all transfer and other fees related to completing all bank wire transfers required under this Agreement, except for the transfer fee imposed by the bank designated by AnHeart.

8.9 Currency Conversion. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion will be made using the average of the buying and selling exchange rate for conversion of the foreign currency and U.S. Dollars, quoted for current transactions reported in [**Redacted**] to which such payment pertains.

8.10 Late Payments. NK shall pay interest to AnHeart on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal the Secured Overnight Financing Rate of interest plus [**Redacted**], as reported by The Wall Street Journal for the applicable period, to the extent permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 8.10 will in no way limit any other remedies available to AnHeart.

CONFIDENTIAL

8.11 Taxes.

8.11.1 Withholding Taxes. If NK is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to AnHeart, such amount may be deducted from the payment to be made by NK, provided that NK takes all reasonable and lawful actions to avoid or minimize such withholding and promptly notifies AnHeart so that AnHeart may also take lawful actions to avoid or minimize such withholding. NK will promptly furnish AnHeart with copies of any tax certificate or other documentation evidencing such withholding, as necessary to enable AnHeart to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

8.11.2 Value Added Taxes. All amounts to be paid by NK to AnHeart pursuant to this Agreement shall be exclusive of any value added tax occurred due to the payment of such amount, which will be paid by NK upon receipt of a valid value added tax invoice. For the avoidance of doubt, the invoice amount shall be inclusive of the payment amount under this Agreement and the value added tax, and irrespective of whether the sums may be netted for settlement purposes. For illustrative purpose, the actual amounts to be paid by NK to AnHeart under this Agreement shall be equal to the invoice amount, and shall also be equal to the following:

Payment amount under this Agreement × (1+ applicable rate of value added tax).

8.12 Records. NK will keep and will cause its Affiliates and its or their Sublicensees, if any, to keep, complete, true and accurate books of accounts and records, in compliance with Applicable Laws and the terms and conditions of this Agreement, sufficient to determine and establish the calculation of Net Sales and royalties payable under this Agreement for a period of [**Redacted**] years after the year in which the sale of the Licensed Product(s) generating the same occurred.

8.13 Inspection of Records. At the request of AnHeart, NK, its Affiliates and its or their Sublicensees, will permit an independent certified public accountant appointed by AnHeart and reasonably acceptable to NK, to inspect the books and records described in Section 8.12, provided that such inspection shall not more than once each Calendar Year, and the books and records for any given time period shall not be inspected more than once within a Calendar Year. AnHeart shall submit a reasonable audit plan, including audit scope, to NK prior to audit implementation. Any inspection conducted under this Section 8.13 will be at AnHeart’s expense, unless such inspection reveals any underpayment of [**Redacted**] or more of any amount due to AnHeart during the audited period, in which case the full costs of such inspection will be paid by NK. If the independent certified public accountant determines that additional royalties or milestones are owed, during such period, NK will pay AnHeart the additional royalties or milestones, within [**Redacted**] calendar days from the date of receipt of AnHeart’s invoice for the additional royalties or milestones based on the independent certified public accountants’ written report is received by NK; provided, however, that, in the event that the independent certified public accountant determines that the royalties or milestones were overpaid, during such period, AnHeart will pay NK the amount of such overpayment within [**Redacted**] calendar days of the date the independent certified public accountants’ written report is received by AnHeart.

8.14 Compliance Audit. AnHeart shall have the right, not more than once per Calendar Year, upon [**Redacted**] Business Days’ (or such other longer period mutually agreed between the Parties in writing) prior written notice and during normal business hours, to audit all sites operated by NK and protocols and procedures used (or proposed to be used) by or on behalf of NK to Commercialize the Licensed Product(s) pursuant to this Agreement, including, but not limited to, any product quality maintenance, product security, storage, transportation, distribution, and the materials and equipment used

CONFIDENTIAL

therein (in addition to the associated protocols and procedures). AnHeart may be accompanied by any independent technical experts or consultants that AnHeart deems appropriate, provided, that such persons are subject to confidentiality obligations no less restrictive than those set forth in this Agreement. NK shall provide AnHeart with reasonable assistance in performing such audit, including access to key associated personnel to discuss any associated queries of AnHeart. NK shall not charge any costs or expenses to AnHeart for any such audit. AnHeart is responsible for its direct costs of performing such audits. If any items are identified as requesting follow-up action, then NK shall respond to AnHeart in writing within [**Redacted**] days (or such other longer period mutually agreed between the Parties in writing) following receipt of such request by AnHeart, and the response shall state actions NK plans to take to correct and the proposed timing(s). Notwithstanding the foregoing limitation to performing audits once during each calendar year, AnHeart may perform more than one audit in a Calendar Year, (i) in order for NK to demonstrate that any items requiring follow-up action have been resolved or (ii) in the event AnHeart has any reasonable quality or compliance-related concerns with respect to NK’s performance in the Commercialization of the Licensed Product(s).

9. Intellectual Property.

9.1 Ownership of Licensed Intellectual Property. Subject to the licenses and other rights granted herein, as between the Parties, each Party will retain all right, title and interest in and to, and ownership or rights of, all Patents and other intellectual property conceived, discovered, developed, reduced to practice, or otherwise made by or on behalf of such Party (or its Affiliates, or its or their licensees or Sublicensees, as applicable) and not by or on behalf of the other Party (or its Affiliates, or its or their licensees or Sublicensees, as applicable). Inventorship and ownership rights in Inventions and other Know-How created, developed, conceived and/or reduced to practice after the Effective Date under this Agreement will be determined under the intellectual property laws of the jurisdiction, where such creation, development, conception, discovery or making occurs.

9.2 Filing, Prosecution and Maintenance.

9.2.1 AnHeart Patents. Using counsel of its choice, AnHeart shall be responsible, at its sole expense, for Prosecuting and Extending the AnHeart Patents in the Territory. If AnHeart decides that it will no longer Prosecute an AnHeart Patent, it will give NK notice of its decision reasonably in advance of any expiration, termination or other relevant deadline sufficient for NK to take any necessary actions to preserve the rights in such AnHeart Patent and, upon the request of NK, will discuss in good faith such determination. AnHeart shall take into account any reasonable input from NK regarding the decision to cease Prosecution of any AnHeart Patent, provided that AnHeart shall have final authority to determine whether to continue to Prosecute such AnHeart Patent. Upon AnHeart’s determination not to continue to Prosecute such AnHeart Patent (such AnHeart Patent, an “Abandoned AnHeart Patent”), AnHeart shall allow NK, at its option, to assume control over and continue Prosecuting such Abandoned AnHeart Patent, at NK’s sole expense. If NK assumes control over the Prosecution such election, (a) NK have the right, but no obligation, to defend any Abandoned AnHeart Patent(s) from any challenges to their validity or enforceability, including responding to oppositions, reissue or reexamination proceedings, or interferences, brought by any Third Party, whether before a patent authority or judicial body in the Territory and (b) AnHeart will reasonably cooperate with NK, including providing reasonable assistance to NK (including executing any documents as may reasonably be required), in the defense of Abandoned AnHeart Patents that Cover the Licensed Compound and/or Licensed Product(s). [**Redacted**]. [**Redacted**] the amount of NK’s expense (if any) for maintenance fees associated with any issued Abandoned AnHeart Patent that is incurred by NK during any Calendar Quarter after AnHeart’s abandonment thereof, and such amount shall be [**Redacted**]. AnHeart shall update Exhibit

CONFIDENTIAL

A to include any new AnHeart Patents promptly after it obtains such new AnHeart Patents. For the avoidance of doubt, nothing in this Section 9.2.1 will be interpreted to limit or otherwise impair AnHeart’s right to compromise or settle any indemnified claim controlled by AnHeart in accordance with Section 12.1.

9.2.2 NK Patents. NK will be responsible, at its sole expense, for Prosecuting the NK Patents, if any, that are useful to research, Develop or Commercialize the Licensed Compound or Licensed Product(s) in the Territory. AnHeart will be responsible, at its sole expense, for Prosecuting the NK Patents, if any, that are useful to research, Develop or Commercialize the Licensed Compound or Licensed Product(s) outside the Territory.

9.2.3 Grant Back. For and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NK (on behalf of itself, its Affiliates and its and their Sublicensees) hereby grants to AnHeart an exclusive, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under all NK Technology to make, have made, use, have used, offer for sale, sell, import and otherwise exploit the Licensed Compound and Licensed Product(s) outside of the Territory. The foregoing license shall survive termination of this Agreement.

9.3 Defense of Infringement Claims by Third Parties. Except to the extent [**Redacted**], if a Third Party files or threatens to file an infringement claim against either Party or both Parties related to the Licensed Compound or a Licensed Product(s) in the Territory, [**Redacted**] shall have the right but no obligation to lead the defense of any such claim, at its sole expense, and with legal counsel of its choice except to the extent that such claim [**Redacted**], in which case [**Redacted**] shall lead the defense of such claim. Should [**Redacted**] decide not to actively defend or fail to defend any such claim, suit, or proceeding by a Third Party relating to any Licensed Compound or Licensed Product in the Territory within [**Redacted**] calendar days of notice of such claim, suit, or proceeding, then [**Redacted**] will be entitled to take over, at its option, the defense of such proceedings. If the leading Party finds that the other Party’s assistance is necessary or desirable to any such suit, such other Party may cooperate in such defense at the leading Party’s sole cost and expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding, and the Parties shall reasonably cooperate in conducting the defense of any such claim. Neither Party shall enter into any settlement in a manner that imposes any out-of-pocket costs or liability on, or involves any admission by, the other Party without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

9.4 Enforcement Actions Against Third Parties.

9.4.1 Notification. If either Party learns of any infringement, unauthorized use, misappropriation or ownership claim, or threatened infringement of any AnHeart Patents or NK Patents by a Third Party with respect to the Licensed Compound or Licensed Product(s) anywhere within the Territory, such Party will promptly notify the other Party in writing and will promptly provide the other Party with available evidence of such infringement or other such claim.

9.4.2 Control; Reimbursement of Expenses. AnHeart will have the sole right, but not the obligation, to institute an infringement suit, initiate administrative proceedings, or take other appropriate action against a Third Party for any alleged infringement of any AnHeart Patents anywhere within the Territory and of any NK Patents anywhere outside of the Territory. NK, upon AnHeart’s request, shall

CONFIDENTIAL

assist and cooperate in such enforcement, including by providing any information regarding technical details or other knowledge related to the Commercialization of the Licensed Compound or any Licensed Product in the Territory and related to any of the NK Patents outside of the Territory, at AnHeart’s sole cost and expense. NK will have the sole right, but not the obligation, to institute an infringement suit, initiate administrative proceedings, or take other appropriate action against a Third Party for any alleged infringement of any NK Patents anywhere within the Territory. Upon NK’s request, AnHeart shall assist and cooperate in such enforcement, including by providing any information regarding technical details or other knowledge related to the Licensed Compound or any Licensed Product in the Territory, at NK’s sole cost and expense. Any damages paid by Third Parties as a result of such an enforcement action (whether by way of settlement or otherwise) will be applied first to reimburse both Parties for all costs and expenses incurred. If such funds are not sufficient to reimburse all expenses of both Parties, all funds will be divided [**Redacted**]. If any funds remain after all expenses of both Parties have been reimbursed, such excess funds will be [**Redacted**].

9.5 Trademarks. NK will have the right to decide, at its sole discretion, the brand name and brand logo under which the Licensed Product(s) will be marketed in the Territory, and the right to, at its own expense, apply for, register, maintain or abandon the trademark(s) corresponding the said brand name and brand logo in the Territory. NK will own all trademarks corresponding to the said brand name and brand logo used to market the Licensed Product(s) in the Territory. Without limiting the foregoing, if NK chooses to use the same brand name as AnHeart registers for or uses to market Licensed Product(s) in the United States, AnHeart hereby grants NK and its Affiliates an exclusive, royalty-free, sublicensable license to use the trademark(s) to Commercialize the Licensed Product(s) in the Territory, provided that such use shall be in a manner approved by AnHeart (such approval not to be unreasonably withheld, conditioned or delayed) and in accordance with AnHeart’s reasonable trademark usage policy for such trademark(s) that are provided to NK in writing.

10. Confidentiality.

10.1 Confidential Information. Except to the extent expressly authorized by this Section 10 or otherwise agreed in a writing signed by both Parties, each Party (the “Receiving Party”) shall, during and [**Redacted**] years after the Term of this Agreement, keep confidential and not publish or otherwise disclose or use for any purpose other than as explicitly provided for in this Agreement any confidential and proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that are disclosed or provided to a Receiving Party, its Affiliate or Sublicensee, as applicable, by the other Party or an Affiliate or Sublicensee of the other Party (each a “Disclosing Party”) in the course of performing its obligations under this Agreement and identified as confidential or proprietary at the time of disclosure or provision, including, but not limited to, any trade secrets, Know-How, product specifications, formulae, processes, techniques and information relating to the Disclosing Party’s past, present and future marketing, financial, and research and development activities for any product of the Disclosing Party and the pricing and customer lists, customer data and other customer information thereof (collectively, “Confidential Information”). Confidential Information of each Party includes the terms and conditions of this Agreement.

CONFIDENTIAL

10.2 Exceptions. Notwithstanding the foregoing, Confidential Information does not include information or materials to the extent that it can be established by the Receiving Party that such information or material:

10.2.1 is already lawfully known to the Receiving Party, other than under an obligation of confidentiality at the time of disclosure by the Disclosing Party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

10.2.2 is generally available to the public at the time of its disclosure to the Receiving Party;

10.2.3 becomes generally available to the public after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party, its Affiliates, or, with respect to NK, its Sublicensees in violation of this Agreement;

10.2.4 is independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

10.2.5 is lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

10.3 Authorized Disclosure. Notwithstanding Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party:

10.3.1 to its respective employees, officers, directors, consultants, and advisors, and to the employees, officers, directors, consultants, and advisors of such Receiving Party’s Affiliates, (sub)licensees (including Sublicensees) or potential investors or (sub)licensees (including Sublicensees), who have a need to know such Confidential Information to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement and have an obligation to treat such Confidential Information as confidential under terms no less restrictive than those set forth herein;

10.3.2 as required by any court or other Governmental Authority or as otherwise required by Applicable Laws (including, solely with respect to the terms of this Agreement, any such disclosures as are required by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory authority in a country other than the United States or of any stock exchange or listing entity); provided, that, the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that, to the extent legally permissible, the Disclosing Party may seek a protective order or other appropriate remedy, then the Receiving Party may furnish only that portion of the Confidential Information which the Receiving Party is legally compelled to disclose;

10.3.3 to Governmental Authorities to facilitate the issuance of Marketing Approvals for Licensed Product; provided that reasonable measures are taken to assure confidential treatment of such information;

10.3.4 to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright, and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical activities or clinical trials, and marketing a Licensed Product; or

10.3.5 to Third Parties in connection with a Receiving Party’s efforts to secure financing or enter into strategic partnerships, provided such information is disclosed only on a need-to-know basis and under confidentiality provisions at least as stringent as those in this Agreement.

CONFIDENTIAL

10.4 Receiving Party’s Obligations for Authorized Disclosure. Any authorized disclosures under Section 10.3 shall not affect the Receiving Party’s confidentiality obligations under Section 10.1, and the Receiving Party shall remain bound by such obligations except to the extent permitted under Section 10.3. The Receiving Party shall be liable to the Disclosing Party for any unauthorized disclosure by any Third Party to whom the Receiving Party discloses the Confidential Information pursuant to Sections 10.3.1 and 10.3.5.

10.5 Publications.

10.5.1 [**Redacted**] shall retain the right to make scientific presentations and publications with respect to the Licensed Compound and Licensed Product(s) in the Territory.

10.5.2 [**Redacted**] shall have the right to make scientific presentations and publications (including, but not limited to, any publication prepared during Medical Affair Activities) with respect to the Licensed Compound and Licensed Product(s) in the Territory, provided that [**Redacted**] will provide a copy to [**Redacted**] reasonably in advance of such presentation or publication for discussion and review. Subject to the remainder of this Section 10.5, [**Redacted**] on scientific publications and presentations relating to the Licensed Compound and Licensed Product(s) in the Territory, and will consider or incorporate [**Redacted**] comments in good faith.

10.5.3 For any scientific publications and presentations related to data generated solely outside the Territory, AnHeart shall have the final decision-making authority on publications and presentations relating to the Licensed Compound and Licensed Product(s), and will consider or incorporate NK’s comments in good faith.

10.5.4 If [**Redacted**] or its Affiliate proposes a scientific presentation or publication related to the Licensed Compound or any Licensed Product(s), [**Redacted**] will first submit a draft of such presentation or publication to [**Redacted**], whether it is to be presented orally or in written form, at least [**Redacted**] calendar days prior to submission for publication or presentation. [**Redacted**] may review such proposed publication in order to avoid unauthorized disclosure of its Confidential Information and to preserve the patentability of inventions and will, as soon as reasonably possible, but no more than [**Redacted**] calendar days from receipt of the advance copy of the proposed publication, inform [**Redacted**] if:

(a) its proposed publication contains Confidential Information of [**Redacted**] in which case [**Redacted**] or its Affiliate will delete such Confidential Information from its proposed publication; and/or

(b) its proposed publication could be expected to have a material adverse effect on any Patent, Know-How, compound, or product of [**Redacted**], in which case [**Redacted**] or its Affiliate will delay such proposed publication for a reasonable period to permit the timely preparation and first filing of patent application(s) covering the information involved.

10.6 Press Releases. Neither Party may issue any press release relating this Agreement without the other Party’s prior written approval , which approval will not be unreasonably withheld or delayed. If such approval is not granted or denied by a Party within [**Redacted**] Business Days after a request from the other Party for such approval that accompanies a final draft of the press release, such approval will be deemed granted.

CONFIDENTIAL

10.7 Restrictions on Use. During and [**Redacted**] years after the Term, the Receiving Party shall not use, and shall ensure that its Affiliates, and its and their licensees or Sublicensees, as applicable, do not use any Confidential Information disclosed to it by a Disclosing Party or otherwise received or accessed in the course of performing its obligations under this Agreement for any purpose other than as expressly provided herein.

10.8 Return/Destruction of Confidential Information. Upon request from and at the election of the Disclosing Party, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the terminated Licensed Product(s) that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that, the Receiving Party may retain one copy of such Confidential Information for its legal archives mandatorily required by Applicable Law.

11. Representations, Warranties and Covenants.

11.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the Effective Date, that:

11.1.1 it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2 it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

11.1.3 this Agreement is legally binding upon it and, upon execution by the other Party, shall be enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

11.1.4 the execution, delivery and performance of this Agreement by such Party does not knowingly conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental agency or Regulatory Authority having jurisdiction over it;

11.1.5 it has not granted any right to any Third Party that would knowingly conflict with the rights granted to the other Party hereunder;

11.1.6 it has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of its obligations under this Agreement. It shall promptly notify the other Party if it is so debarred or disqualified and shall terminate any so debarred or disqualified individual’s or entity’s participation in the performance of any of its obligations under this Agreement promptly upon its awareness of such debarment or disqualification; and

CONFIDENTIAL

11.1.7 it is not aware of any action, suit or inquiry or investigation instituted by any person or Governmental Authority that questions or threatens the validity of this Agreement.

11.2 Representations and Warranties of AnHeart. AnHeart represents and warrants to NK, as of the Effective Date:

(a) other than any Third Party License that has been obtained by AnHeart as of the Effective Date, AnHeart is not aware of any requirement of a Third Party License for the Commercialization of the Licensed Compound or any Licensed Product for the Initial Indication in the Territory;

(b) there are no legal claims, judgments or settlements against or owed by AnHeart or, written legal claims or filed litigation against AnHeart, in each case relating to the Licensed Compound or Licensed Product(s) and their use for the Initial Indication;

(c) AnHeart has not received any notice from a Third Party alleging infringement or misappropriation of the intellectual property rights or other property rights of any Third Party due to the manufacture, use, sale, offer to sell, or import of the Licensed Compound or Licensed Product for the Initial Indication in the Territory, and to its knowledge, the Licensed Compound, Licensed Product and the practice of Licensed Technology with respect to the Initial Indication will not infringe or misappropriate the intellectual or other property rights of any Third Party;

(d) there are no legal claims, judgments or settlements against or owed by AnHeart or pending legal claims or litigation, in each case relating to the AnHeart Patents and to its knowledge, the AnHeart Patents are subsisting, valid and enforceable and AnHeart has not received any notice challenging the inventorship, ownership, validity or enforceability of the AnHeart Patents;

(e) AnHeart Controls the Licensed Technology, and has the right to grant to NK the license and sublicense that it purports to grant hereunder with respect to the Initial Indication and has not granted any Third Party rights that would interfere or be inconsistent with NK’s rights hereunder;

(f) to its knowledge, AnHeart is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology in the Territory;

(g) Exhibit A is a complete and correct list of all AnHeart Patents as of the Effective Date, and to its knowledge, there are no other Patents necessary for Commercialization of the Licensed Compound or any Licensed Product for the Initial Indication in the Territory;

(h) to its knowledge, [**Redacted**] with, the Licensed Compound and the Licensed Product in [**Redacted**] of Licensed Product(s) by NK in the Territory in accordance with Applicable Laws;

(i) [**Redacted**] relating to the Licensed Compound and the Licensed Product, including, without limitation, [**Redacted**], including the [**Redacted**] with respect to the Initial Indication; and

CONFIDENTIAL

(j) [**Redacted**] having to do with the Licensed Compound and Licensed Product(s) and [**Redacted**] the Licensed Compound and Licensed Product for the Initial Indication.

11.3 Covenants of AnHeart.

11.3.1 AnHeart shall comply with all applicable Anti-Bribery Requirements and shall not make any payment, either directly or indirectly, of money or other benefits or assets to Governmental Authorities or officials or physicians, or make any payment to, or receive any payment from employees or consultants of NK, or other related business entities or persons, where it would constitute a violation of Anti-Bribery Requirements. Regardless of its legality, AnHeart shall make no payment either directly or indirectly to the abovementioned Governmental Authorities, entities and persons if such payment is for the purpose of influencing decisions or actions related to the subject matter of this Agreement.

11.3.2 AnHeart shall provide reasonable assistance as reasonably requested by NK (at NK’s expense) to assist NK in performing any activity for the purpose of compliance with the applicable Anti-Bribery Requirements or other regulatory requirements to which this Agreement relates.

11.4 Representations and Warranties of NK. NK represents and warrants to AnHeart, as of the Effective Date:

11.4.1 that it is not actively researching, developing, or commercializing a Competing Product in the Territory;

11.4.2 that it is in compliance with applicable Anti-Bribery Requirements in the Territory; and

11.4.3 that no agent, broker, investment banker, financial advisor, firm, individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity is or shall be entitled, as a result of this Agreement, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with this Agreement.

11.5 Covenants of NK. As a material inducement to AnHeart’s entry into this Agreement, NK agrees as follows:

11.5.1 During the Term, none of NK or its Affiliates shall, either alone or with or for any Third Party, (a) Commercialize any Competing Product in the Territory or (b) grant a license to enable any Third Party to Commercialize a Competing Product in the Territory.

11.5.2 NK shall, and shall cause its Affiliates and the Sublicensees to, comply with all Applicable Laws with respect to the Commercialization of the Licensed Product(s). Without limitation to the foregoing, NK shall, and shall cause each of its Affiliates and the Sublicensees to, in all material respects, conform its and their practices and procedures relating to the Commercialization of the Licensed Product(s) to any Applicable Law.

CONFIDENTIAL

11.5.3 NK shall comply with all applicable Anti-Bribery Requirements and shall not make any payment, either directly or indirectly, of money or other benefits or assets to Governmental Authorities or officials or physicians, or make any payment to, or receive any payment from employees or consultants of AnHeart, or other related business entities or persons, where it would constitute a violation of Anti-Bribery Requirements. Regardless of its legality, NK shall make no payment either directly or indirectly to the abovementioned entities and persons if such payment is for the purpose of influencing decisions or actions related to the subject matter of this Agreement.

11.5.4 NK shall make commercially reasonably efforts to obtain orphan drug designation and marketing approval of Licensed Products for the Initial Indication.

11.5.5 NK shall provide reasonable assistance as reasonably requested by AnHeart (at AnHeart’s expense) to assist AnHeart in performing any activity for the purpose of compliance with the applicable Anti-Bribery Requirements or other regulatory requirements to which this Agreement relates.

11.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING (AS APPLICABLE).

11.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE FOREGOING LIMITATION OF LIABILITY, HOWEVER, SHALL NOT APPLY TO: EITHER PARTY’S (A) OBLIGATIONS TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER ARTICLE 12, (B) CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, (C) FRAUD OR INTENTIONAL MISCONDUCT.

12. Indemnification.

12.1 Indemnification by AnHeart. AnHeart will defend, hold harmless and indemnify (collectively “Indemnify”) NK and its Affiliates, and their respective Sublicensees, agents, directors, contractors, representatives, officers and employees (collectively “NK Indemnitees”) from and against any liability or expense, including without limitation reasonable legal expenses and attorneys’ fees, (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third Party Claim”) to the extent relating to or arising from: (a) the breach by AnHeart of any representation, warranty, covenant or agreement made by AnHeart in this Agreement; (b) [**Redacted**]; or (c) any gross negligence

CONFIDENTIAL

or willful misconduct by any AnHeart Indemnitee. AnHeart’s obligation to Indemnify the NK Indemnitees pursuant to this Section 12.1 will not apply to the extent that any such Losses arise from the negligence, willful misconduct or wrongful acts or omissions of any NK Indemnitee or are Losses for which NK is obligated to Indemnify an AnHeart Indemnitee pursuant to Section 12.2.

12.2 Indemnification by NK. NK will Indemnify AnHeart and its Affiliates, and their respective agents, directors, contractors, representatives, officers and employees (collectively “AnHeart Indemnitees”) from and against any and all Losses resulting from Third Party Claims to the extent relating to or arising from: (a) the breach by NK of any representation, warranty, covenants or agreement made by NK under this Agreement; (b) any gross negligence or willful misconduct by any NK Indemnitee; (c) the exploitation by any NK Indemnitee of: (i) the Licensed Compound or (ii) any Licensed Product, in each case ((i) and (ii)) [**Redacted**]; or (d) Losses arising from or relating to [**Redacted**] Commercialization of the Licensed Compound or any Licensed Product(s) in the Territory. NK’s obligation to Indemnify the AnHeart Indemnitees pursuant to this Section 12.2 will not apply to the extent that any such Losses arise from the negligence, willful misconduct or wrongful acts or omissions of any AnHeart Indemnitee, or are Losses for which AnHeart is obligated to Indemnify the NK Indemnitees pursuant to Section 12.1.

12.3 Procedure. To be eligible to be indemnified hereunder, any NK Indemnitee under Section 12.1, or AnHeart Indemnitee under Section 12.2, as the case may be (an “Indemnitee”) seeking indemnification, must provide the indemnifying Party with prompt notice of the Third Party Claim giving rise to the claimed indemnification obligation and must assign the exclusive ability to defend or settle any such claim to the indemnifying Party; provided that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 12.1 or Section 12.2 as applicable, except to the extent that such delay or failure materially prejudices the indemnifying Party’s ability to defend against the relevant claims. Notwithstanding the foregoing, the indemnifying Party may not enter into any settlement that admits fault, wrongdoing or damages on the part of the Indemnitee without such Indemnitee’s written consent, provided that such consent shall not be unreasonably withheld or delayed. The Indemnitee will cooperate with reasonable requests from the indemnifying Party and/or the Indemnifying Party’s insurer, at the indemnifying Party’s expense, and will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. Without affecting or limiting the indemnifying Party’s right to control the defense of the Third Party Claim, if the Indemnitee elects to engage separate counsel, the Parties shall cooperate in defending and/or settling such claims.

12.4 Allocation. If a claim is based in part on an indemnified claim, as described in Section 12.1 or Section 12.2, and in part on a non-indemnified claim, or is based in part on a claim described in Section 12.1 and in part on a claim described in Section 12.2, any payments and reasonable attorney fees incurred in connection with such claims will be apportioned between the Parties in accordance with the degree of fault attributable to each Party.

12.5 Insurance. During the Term and for [**Redacted**] years thereafter, AnHeart will maintain a policy of insurance at levels sufficient to support its indemnification obligations, but in any case such insurance must provide adequate coverage for clinical trials liability, products liability, and comprehensive general liability. During the Term and for [**Redacted**] years thereafter, NK will maintain a policy of insurance or the equivalent amount in self-insurance at levels sufficient to support its indemnification obligations and obligations in relation to the Commercialization of the Licensed Product(s) in the Territory. Upon the request by either Party, the other Party shall provide evidence of such insurance.

CONFIDENTIAL

13. Term and Termination.

13.1 Term. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 13, will continue in full force and effect on a Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term with respect to such Licensed Product (the “Term”).

13.2 Termination by AnHeart.

13.2.1 AnHeart may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if NK or its Affiliates commit a material breach of this Agreement that, in the case of a material breach capable of remedy, have not been remedied within ninety (90) calendar days (or such other longer period mutually agreed between the Parties in writing) of receiving a notice from AnHeart identifying the breach and requiring its remedy, or if such material breach cannot be cured within such period, NK does not commence and diligently continue actions to cure such breach during such period, provided that in no event shall such material breach be permitted to last more than [**Redacted**] days (or such other longer period mutually agreed between the Parties in writing).

13.2.2 To the extent permitted by Applicable Law, AnHeart may terminate this Agreement immediately if: (a) NK becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors; (b) proceedings in voluntary bankruptcy are initiated by or on behalf of NK or proceedings in involuntary bankruptcy are initiated against NK (and, in the case of any such involuntary proceeding, not dismissed within [**Redacted**] calendar days (or such other longer period mutually agreed between the Parties in writing)); or (c) a receiver or trustee of NK’s property is appointed and not discharged within [**Redacted**] calendar days (or such other longer period mutually agreed between the Parties in writing).

13.2.3 AnHeart may terminate this Agreement immediately upon written notice if NK or its Affiliate initiates or joins any challenge, whether in a court of law or in an administrative proceeding, to the validity or enforceability of an AnHeart Patent.

13.3 Termination by NK.

13.3.1 NK may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, if AnHeart or its Affiliates commit a material breach of this Agreement that, in the case of a material breach capable of remedy, has not been remedied within ninety 90 calendar days of receiving a notice from NK identifying the breach and requiring its remedy (the “AnHeart Cure Period”), or if such material breach cannot be cured within the AnHeart Cure Period, AnHeart does not commence, during the AnHeart Cure Period, and diligently continue actions to cure such breach, provided that in no event shall such material breach be permitted to last more than [**Redacted**] days.

13.3.2 NK may terminate this Agreement upon ninety (90) calendar days prior written notice if it has bona fide material concerns regarding the lack of safety for human use and toxicity of the Licensed Compound(s) or any Licensed Product(s) or the lack of efficacy of the Licensed Compound or any Licensed Product(s). The notice under this Section 13.3.2 will specify in detail the basis for such termination, including a reasonable description of such concerns and the notice period shall be shortened in accordance with Applicable Law.

CONFIDENTIAL

13.3.3 At any time after the First Commercial Sale of a Licensed Product, NK may terminate this Agreement upon six (6) months written notice to AnHeart.

13.4 General Effects of Termination or Expiry.

13.4.1 Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason does not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, provided that [**Redacted**] provided further that, if (a) [**Redacted**] cures the applicable breach during the [**Redacted**] Cure Period or (b) the arbitrators appointed in accordance with Section 14.2 or an appropriate Governmental Authority determines that AnHeart has not materially breached the Agreement, then, in each case ((a) and (b)), [**Redacted**] Section 1 (for the purpose of interpreting this Agreement), Section 8 (solely to the extent payable as of the effective date of expiration or termination), Section 9.1, Section 10, Section 11.7, Section 12, Section 13.4, Section 13.5, Section 14 and Section 15 shall survive any expiration or termination of this Agreement for any reason.

13.4.2 Expiration. Upon expiration of this Agreement with respect to a Licensed Product, but not earlier termination, subject to Section 8.5, the licenses granted to by AnHeart to NK pursuant to Section 2 with respect to such Licensed Product shall continue and convert into non-exclusive, perpetual, royalty free and fully-paid up licenses in the Field in the Territory. Upon expiration of this Agreement, the Receiving Party shall return to the Disclosing Party, or at the Disclosing Party’s request, destroy, all of the Disclosing Party’s or any of its Affiliates’ Confidential Information, except to the extent that the Receiving Party is otherwise required to retain a copy for compliance with Applicable Law or in accordance with its ordinary computer archive policies. Notwithstanding the foregoing, NK shall not be required to return or destroy Confidential Information of AnHeart to the extent such Confidential Information continues to be licensed to NK pursuant to this Section 13.4.2.

13.5 Consequences of Termination of this Agreement.

13.5.1 In the event of termination, but not expiration, of this Agreement for any reason

(a) with respect to the Licensed Compound and Licensed Product(s) all licenses granted to NK under Section 2 will automatically terminate and shall revert to AnHeart, except as necessary for NK to exercise its rights and fulfil its obligations during the Wind-Down Period;

(b) effective upon such termination, NK hereby grants to AnHeart a non-exclusive, royalty-free, fully-paid up, perpetual, irrevocable and sublicensable (through multiple tiers) license to use and practice any NK Technology that is necessary for the Commercialization of the Licensed Compound or Licensed Product(s) in the Field in the Territory;

(c) NK will, at AnHeart’s written request: (i) promptly transfer to AnHeart or its designee copies of all data, reports, records, and materials that relate to the Licensed Compound and Licensed Product(s) including materials related to Medical Affairs Activities; (ii) return to AnHeart all relevant records and materials in NK’s possession or control containing Confidential Information of

CONFIDENTIAL

AnHeart relating to the Licensed Product(s); (iii) assign, and will cause its Affiliates to assign, each trademark which has been used to Commercialize the Licensed Product(s) in the Territory; provided that, AnHeart will receive no rights to any NK name or any trademark, trade name, or logo of NK itself; (iv) assign any Regulatory Filings, including the Marketing Approval, to AnHeart or its designee; and (v) reasonably cooperate with AnHeart or its designee to facilitate a smooth, orderly, and prompt transition of the Commercialization of the Licensed Product(s) to AnHeart or its designee upon termination; and

(d) if this Agreement is terminated after the First Commercial Sale by NK, its Affiliates or its or their Sublicensees, of a Licensed Product in the Territory, NK, its Affiliates, Sublicensees, subcontractors or other related parties (the “NK Related Parties”) may, if required by Applicable Law or requested by a Regulatory Authority, continue to distribute and sell the Licensed Product(s) in the Territory, in accordance with the terms and conditions of this Agreement, for the longer of (a) the period of time required by Applicable Law or requested by a Regulatory Authority and (b) the shorter of: (i) the time it takes for NK to exhaust its inventory of Licensed Products and components thereof at the time of termination; and (ii) [**Redacted**] after termination or such longer period as required by Applicable Law or requested by a Regulatory Authority (the “Wind-Down Period”). During the Wind-Down Period, AnHeart shall continue to supply NK with the Licensed Product(s) in the quantity necessary for NK to comply with the requirements of Applicable Law or the request from a Regulatory Authority, and NK shall continue to make any and all applicable payments to AnHeart for the terminated Licensed Product sold or disposed by NK or the NK Related Parties. After the Wind-Down Period, NK or NK Related Parties shall not sell the terminated Licensed Product in the Territory. Within [**Redacted**] calendar days of expiration of the Wind-Down Period, NK shall notify AnHeart of any quantity of the terminated Licensed Product remaining in NK’s and NK Related Parties’ inventory, to the extent any exist, and AnHeart [**Redacted**], purchase any such quantities of the terminated Licensed Product and components thereof, as applicable, from NK and NK Related Parties [**Redacted**] shall be responsible for the shipping of any such inventory and components thereof. Upon termination of the Wind-Down Period, the Commercial Supply Agreement shall terminate.

14. Dispute Resolution.

14.1 Between the Parties. In the event of a dispute between the Parties arising out of or related to the terms of this Agreement, either Party may request that the Parties engage in good faith discussions to resolve such dispute. Within [**Redacted**] calendar days of such request, each Party will appoint an appropriate representative to engage discussions to resolve the dispute in a mutually acceptable manner. Such representative will have a reasonable level of expertise in the subject matter of the dispute and possess the requisite authority to resolve the dispute. If such representatives are unable to resolve the dispute within thirty [**Redacted**] days, either Party may provide a written request to submit the dispute for discussions between executive officers appointed by the respective chief executive officers of each Party. If the executive officers are unable to resolve the dispute within [**Redacted**] calendar days after referral, either Party may provide a written request to refer the dispute for arbitration.

14.2 Arbitration. In the event of a dispute, that cannot be resolved through good faith negotiations as set forth above, the dispute shall be referred to and finally resolved by arbitration in the following manner:

(a) The dispute shall be conducted according to the Rules of Arbitration of [**Redacted**] (the “Rules”) in effect as of the Effective Date, except as they may be modified herein or by mutual agreement by the Parties. The seat of arbitration shall be [**Redacted**]

CONFIDENTIAL

[**Redacted**]. All arbitration proceedings shall be conducted by three (3) arbitrators unless otherwise mutually agreed by the Parties. The claimant and the respondent shall each nominate an arbitrator in accordance with the Rules, and the third arbitrator, who shall be the president of the arbitral tribunal, shall be appointed by the two (2) arbitrators appointed by the claimant and the respondent in consultation with the Parties.

(b) The arbitral proceedings shall be conducted in English. To the extent that the Rules are in conflict with the provisions of this Section 14.2, including the provisions concerning the appointment of the arbitrator, the provisions of this Section 14.2 shall prevail.

(c) Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(d) The award of the arbitral tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(e) The existence, nature, and results of, as well as any documents relating to, any arbitration shall be treated as Confidential Information by the Parties.

(f) Each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

15. Miscellaneous Provisions.

15.1 Relationship of the Parties. AnHeart and NK agree that the relationship between them established by this Agreement is that of independent contractors. The Parties further agree that this Agreement does not, is not intended to, and should not be construed to establish an employment, agency, partnership, joint venture, or any other relationship between them. Except as may be specifically provided herein, neither Party has any right, power, or authority, nor may they represent themselves as having any right, power, or authority, to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

15.2 No Third Party Beneficiaries. No person or entity other than AnHeart, NK, and their respective Affiliates and permitted assignees may be deemed an intended beneficiary or have any right to enforce any obligation of this Agreement.

15.3 Assignments. AnHeart may not assign this Agreement or any of its rights or obligations hereunder to any Third Party without the written consent of NK, provided that AnHeart may assign this Agreement to an Affiliate or in connection with a merger or the acquisition of all or substantially all of its assets. NK may not assign this Agreement or any of its rights or obligations hereunder to any Third Party without prior written consent of AnHeart. Subject to the foregoing, the terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with the terms of this Agreement will be void.

CONFIDENTIAL

15.4 No Implied Waivers; Rights Cumulative. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement does not constitute a waiver of that right or excuse a similar subsequent failure to perform such term or condition. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver is effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, may be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, are cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

15.5 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under law in any jurisdiction, the Parties will negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. A holding of invalidity, illegality, or unenforceability of a provision in one jurisdiction will not affect the validity, legality, or enforceability of such provision in any other jurisdiction.

15.6 Entire Agreement; Amendments. This Agreement, together with all appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements, whether written or oral, with respect to the subject matter contained herein. Any amendment or modification to this Agreement must be made in a writing signed by both Parties.

15.7 Force Majeure. Neither Party will be liable to the other Party for failure or delay in performing of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by; epidemic, pandemics, plague, chemical or radioactive contamination, riot, civil commotion, rebellion, blockade, insurrection, invasion, war, acts of war (whether war be declared or not), terrorist acts, earthquake, tsunami, hurricane, tornado, storm, typhoon, lighting, volcanic eruption, landslide, flood, fire, acts of God, strike, lockouts or other labor disturbances, or governmental acts, embargoes, or restriction, or other cause that is beyond the reasonable control of the affected Party. The Party affected by such force majeure must provide the other Party with full particulars thereof (including its best estimate of the likely extent and duration of the interference with its activities) as soon as reasonably practicable. The affected Party will use Commercially Reasonable Efforts to overcome the difficulties created by the force majeure and to resume performance of its obligations as soon as practicable. In such event, the Parties will meet and discuss promptly to determine an equitable solution to minimize or accommodate the effects of any such event, including the possibility of terminating this Agreement.

15.8 Governing Law. This Agreement shall be governed by, and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, or termination, shall be resolved in accordance with, the laws of [**Redacted**], United States, excluding its conflicts of law provisions and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

CONFIDENTIAL

15.9 Notices.

15.9.1 Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if:

(a) delivered in person;

(b) transmitted by email (receipt verified) ; or

(c) [**Redacted**] calendar days after it was sent by registered letter or express courier service, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within [**Redacted**] calendar days after such mailing.

15.9.2 Any notice, request, delivery, approval or consent to the Party required or permitted to be given under this Agreement shall be directed at its address or email shown below or such other address or email as such Party shall have last given by notice to the other Party. If such notice, request, delivery, approval, or consent is transmitted by email, the sending Party shall also transmit an identical copy of such documentation to the receiving Party by express courier service at the address shown below or to such other addresses and emails as a Party may designate by written notice.

If to NK, addressed to:

Nippon Kayaku Co., Ltd.

1-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-0005, JAPAN

Attention: [**Redacted**]

Telephone: [**Redacted**]

Email: [**Redacted**]

If to AnHeart, addressed to:

AnHeart Therapeutics Inc.

777 3rd avenue, suite 1704, New York, NY 10017, USA

Attention: [**Redacted**]

Telephone: [**Redacted**]

Email: [**Redacted**]

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: [**Redacted**]

Telephone: [**Redacted**]

Email: [**Redacted**]

15.10 Bankruptcy. All rights, licenses and options to the foregoing granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”) and any foreign equivalent thereof, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code or such foreign equivalent. In the event of commencement of a bankruptcy proceeding by or against AnHeart under the Bankruptcy Code or such foreign equivalent, NK will be (a) permitted to fully exercise all of AnHeart’s rights and elections under the U.S. Bankruptcy Code and such foreign equivalent in any country having jurisdiction over a Party or its assets, (b) entitled to a complete copy of or access to in order to make a complete copy of all intellectual

CONFIDENTIAL

property that is licensed to NK hereunder, including a duplicate of all records (in whatever form existing, whether in hardcopy, electronic, photographic, or otherwise), a reasonable quantity of biological or chemical materials for reproducing, and any samples, prototypes, or other embodiments of such intellectual property not already in NK’s possession and to which NK would otherwise have been or be entitled pursuant to this Agreement, and (c) AnHeart will as promptly as reasonably possible but in any event within [**Redacted**] days of NK’s request, deliver all of the foregoing to NK or permit NK to access of the foregoing to make a copy or collect and take possession of the foregoing.

15.11 No Strict Construction. This Agreement has been prepared jointly by the Parties and should not be strictly construed against either Party.

15.12 Interpretation. The captions and headings in this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Appendix mean those particular Sections and Appendices to this Agreement and references to this Agreement include all attachments hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated); (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”; (f) words using the singular or plural number also include the plural or singular number, respectively; and (g) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

15.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same.

15.14 Use of Name. Except as otherwise provided herein, neither Party has any right, express or implied, to use the name or other designation of the other Party or any other trade name, trademark, or logo of the other Party in any manner or for any purpose in connection with the performance of this Agreement, except for use in connection with notices or filings required by law, rule, or regulation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CONFIDENTIAL

IN WITNESS WHEREOF, AnHeart and NK have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NIPPON KAYAKU CO., LTD.	ANHEART THERAPEUTICS INC.

Signature: /s/ Atsuhiro Wakumoto	Signature: /s/ Junyuan Wang

Printed Name: Atsuhiro Wakumoto	Printed Name: Junyuan Wang

Title: President, Representative Director	Title: Chief Executive Officer

Exhibit A

ANHEART PATENTS

Please refer to the table below for the listing of all Japanese patents and pending applications relating to the Licensed Compound.

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]	[**Redacted**]

The molecular structure of taletrectinib:

Exhibit B

NK and AnHeart agree that the document list below shall be the AnHeart Know-How subject to technology transfer under Section 5 as of the Effective Date. The documents will be shared through Intralinks, SharePoint or a similar virtual dataroom. As some clinical studies are ongoing, NK and AnHeart agree that as these studies progress, some of the listed documents may be updated, replaced, or supplemented with new documents under Section 6.4 of this Agreement. NK shall be responsible for any translations at its own costs if the documents are not in Japanese.

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[**Redacted**]	[**Redacted**]	[**Redacted**]

[End of Agreement]